Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated June 1, 2026, relating to the consolidated financial statements and consolidated financial highlights, which appears in Coller Secondaries Private Equity Opportunities Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

July 29, 2026